Exhibit 99.1

News Release

One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: March 17, 2015, 6:00 a.m. ET	Contact:	Jack Isselmann, Public Relations
Lorie Tekorius, Investor Relations
Ph: (503) 684-7000

Greenbrier Announces Orders for 10,100 Railcars Valued at $1.09 Billion

~ Orders diversified, across multiple railcar types ~

~ Deliveries extend beyond 2016 ~

~ Includes significant multi-year order ~

Lake Oswego, Oregon, March 17, 2015 –The Greenbrier Companies, Inc. (NYSE:GBX) announced today that it received new orders in its second quarter ended February 28, 2015 for 10,100 railcar units valued at $1.09 billion. Orders for the quarter include double stack intermodal cars, covered hopper cars primarily for grain transportation, refrigerated and insulated boxcars, gondolas and tank cars, both for transportation of crude oil and other commodity types. (These orders include 3,500 units valued at approximately $400 million received in December 2014 which Greenbrier previously disclosed on January 7, 2015.)

William A. Furman, Chairman and CEO said, “Our strategy to diversify our product offerings, invest in efficient, flexible and lower cost facilities, and to drive more volume through our lease syndication and asset management business continues to pay off. Since the beginning of our fiscal year on September 1, 2014, we have received orders for 24,200 new railcar units valued at $2.33 billion, across multiple railcar types. Deliveries will extend beyond calendar 2016, with nearly 80% of these orders for railcars that serve non-energy related markets. Recent orders include a significant multi-year order, a testament to the positive outlook and strong industry fundamentals for the foreseeable future.”

“We anticipate the regulatory picture for tank cars transporting hazardous materials will be clarified with final US and Canadian government actions to occur no later than mid-May,” Furman said. “We expect Greenbrier’s Tank Car of the Future will be adopted as the new standard and an additional wave of new tank car orders and tank car retrofits will occur, regardless of oil prices.”

Furman concluded, “Our business is well-balanced, and our strong order book provides us good visibility through calendar 2016 and beyond. We remain committed to operational excellence in each of our businesses and enhancing the long-term trajectory of key metrics, including financial goals of at least 20% aggregate gross margin and 25% ROIC by the second half of fiscal 2016. We will continue to take a balanced approach to reinvesting in high rate of return projects in our core businesses, seeking acquisitions within our core competencies, and returning capital to shareholders.”

-More-

Greenbrier announces orders for 10,100 new railcars . . . (Cont.)	Page 2

Certain orders in this release are subject to customary documentation and completion of terms. A portion of the orders reflect an assumed product mix. The exact product mix will be determined in the future which may impact the dollar amount of backlog.

About Greenbrier

Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. We build new railroad freight cars in our 4 manufacturing facilities in the U.S. and Mexico and marine barges at our U.S. manufacturing facility. Greenbrier also sells reconditioned wheel sets and provides wheel services at 10 locations throughout the U.S. We recondition, manufacture and sell railcar parts at 4 U.S. sites. Greenbrier is a 50/50 joint venture partner with Watco Companies, LLC in GBW Railcar Services, LLC which repairs and refurbishes freight cars at 39 locations across North America, including 14 tank car repair and maintenance facilities certified by the Association of American Railroads. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through our operations in Poland. Greenbrier owns approximately 8,300 railcars, and performs management services for approximately 241,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, restructuring plans, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog and awards are not indicative of our financial results; uncertainty or changes in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, inefficiencies associated with expansion or start-up of production lines or increased production rates, changing technologies, transfer of production between facilities or non-performance of alliance partners, subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; integration of current or future acquisitions and establishment of joint ventures; succession planning; discovery of defects in railcars or services resulting in increased warranty costs or litigation; physical damage or product or service liability claims that exceed our insurance coverage; train derailments or other accidents or claims that could subject us to legal claims; actions or inactions by various regulatory agencies including potential environmental remediation obligations or changing tank car or other rail car or railroad regulation; and issues arising from investigations of whistleblower complaints; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2014, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

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